Exhibit 99.1

Hawthorn Bancshares Announces Results of 2013 Annual Meeting

JEFFERSON CITY, MO. — June 6, 2013 — The Board of Directors of Hawthorn Bancshares, Inc. (NASDAQ: HWBK) announced that at the Company’s June 4, 2013 Annual Meeting of Shareholders, Kevin L. Riley and David T. Turner were re-elected as Class III directors to serve three-year terms expiring 2016.

Mr. Riley has served as Director of Hawthorn Bancshares, Inc. since 1995 and is currently co-owner of two automobile dealerships in Jefferson City, MO. Mr. Turner has served as Director since 1997 and as President of the Company since 2002 and as chairman and chief executive officer since 2011.

Other members of the 6 member board include Charles G. Dudenhoeffer, Jr., Philip D. Freeman, James E. Smith and Gus S. Wetzel, II. The Company’s advisory directorate is composed of Harold G. Butzer, David R. Goller, James R. Loyd and Julius F. Wall.

Shareholders also approved ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the shareholder advisory vote on executive pay.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee’s Summit, Springfield, Branson, Independence, Liberty, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.